EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Contact:    Michael Schuh

                425-951-1333

SONOSITE ANNOUNCES SECOND QUARTER 2003 RESULTS

BOTHELL, WA, July 31, 2003 – SonoSite, Inc. (Nasdaq: SONO), a leading point-of-care ultrasound company, today released financial results for the second quarter and six months ended June 30, 2003. The company reported $20.1 million in revenue and 62.8 percent gross margins with a net loss of $1.3 million, or $0.09 per share. Worldwide revenues were below the company’s previously stated estimates due to market challenges in Germany and Japan, as well as sales execution issues in France and Spain. During the quarter, the company successfully announced and shipped its new TITAN™ modular ultrasound platform on schedule.

For the quarter, SonoSite reported revenues of $20.1 million, an increase of 21 percent, compared to $16.6 million reported for the second quarter of 2002. The revenues included the initial sales of the new TITAN system, which began shipping in mid-June. For the six months, revenues were $37.3 million compared to $29.4 million for the first half of 2002, an increase of 27 percent. The company’s revenue mix for the quarter was approximately 66 percent domestic and 34 percent international.

For the quarter and year-to-date, gross margins were 62.8 percent as compared to 58.2 percent for the comparable quarter and 58.1 percent for the six months of the prior year. The increase is due to the growth in higher margin sales by SonoSite sales representatives.

The company reported a quarterly net loss of $1.3 million, or $0.09 per share, versus a net loss of $2.5 million, or $0.20 per share, for the comparable quarter a year earlier. For the six months, SonoSite’s loss narrowed to $3.9 million, or $0.27 per share, versus a loss of $6.2 million, or $0.51 per share, for the first half of 2002. As of June 30, 2003, cash and cash equivalents plus investment securities totaled $64.1 million.

In the U.S., quarterly revenues rose 33 percent over year-earlier results. Sales productivity in the U.S., measured by revenue per sales representative, increased by 55 percent compared with the prior year comparable quarter. This increase reflects continued progress in sales representative performance in the U.S., the positive response to the new TITAN system, and continued strength in sales of the 180PLUS system. The results also reflect market expansion in the new Visual Procedures division, which is using a lower-cost, higher-service sales model to sell to the vascular access market.

Quarterly revenues in Europe increased 48 percent over the second quarter of 2002 but were below the company’s expectations. The major factor affecting revenue was the implementation of a new healthcare reimbursement system in Germany. These changes caused hospital administrators to delay capital equipment purchases. Revenues in France and Spain were not as strong as expected due to sales force execution issues and logistical challenges related to the TITAN system launch.

In Japan, SonoSite’s quarterly and year-to-date revenues declined 89 percent as a result of issues with its partner, Olympus. The Olympus organization has undergone significant organizational changes in response to issues in its core business, endoscopy. This has affected Olympus’ ability to provide sufficient sales and marketing focus on SonoSite’s products. SonoSite is working on additional distribution arrangements which management hopes to complete by year-end.

“Despite challenges in our international markets, we made substantial progress in the second quarter with the launch of the TITAN system,” said Kevin M. Goodwin, president and chief executive officer. “We were encouraged by the positive response to our new TITAN system, which accounted for 24 percent of worldwide revenues. In addition, we were also pleased with improved U.S. sales productivity, the continued success of the 180PLUS platform and the solid growth from our new Visual Procedures group. However, we recognize that Germany and Japan present two challenges which we hope will be resolved in the second half.”

SonoSite’s management team will host a conference call today at 1:30 p.m. PDT to discuss second quarter results. The call will be broadcast live via the “Investors” section of SonoSite’s website (http://investor.sonosite.com/medialist.cfm). A replay of the call will be available by dialing (719) 457-0820 or toll-free (888) 203-1112. A replay will be available starting July 31, 2003 4:30 p.m. (PDT) until August 8, 2003, 12 midnight (PDT). The confirmation code 782674 is required for replay access.

Outlook

“While maintaining our expectation for full-year profitability in 2003, we are reducing our revenue guidance for the year,” Goodwin said. “We are refraining from forecasting revenue in Japan until visibility in that market improves. In Germany, while we expect improvement, we remain cautious due to regulatory uncertainty. We expect France and Spain to be on target for the rest of the year. For the third quarter, we are targeting revenues in the range of $21 million to $24 million, with gross margins between 63 percent and 64 percent. For the year, we now expect revenues to come in at the low end of our previous guidance of $90 million to $110 million, with margins of approximately 64%. We expect spending to decline in the second half with a targeted spend of $27 million to $27.5 million.”

About SonoSite

SonoSite, Inc. (www.sonosite.com), headquartered in Bothell, WA, is a leader in the point-of-care ultrasound market. By working to develop products that maximize imaging performance while being convenient and flexible in design, SonoSite is creating new markets and removing barriers to the use of ultrasound across medicine. With over 12,000 units sold worldwide since 1999, SonoSite products have become known for exceptional durability with a high design value. The Company is dedicated to putting the power of its technology into the hands of trained health care professionals, allowing them to perform high quality imaging for faster, better-informed clinical decisions that enable earlier treatment and improved patient outcomes.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to the market acceptance of our products and our future financial and operations results are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect the rate and extent of market acceptance of our products and our financial performance include our ability to accurately forecast customer demand for our products, our ability to manufacture and ship our new TITAN ultrasound systems in a timely manner to meet customer demand, the willingness of healthcare providers who do not currently use ultrasound to use ultrasound, the extent to which healthcare insurers reimburse providers for ultrasound procedures, regulatory changes in various national health care markets, the ability of our distribution partners to market and sell our products, our ability to train new users of ultrasound, the strength of our competition as well as other factors described under the heading, “Important Factors that May Affect Our Business, Our Results of Operating and Our Stock Price,” included in our latest periodic report filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.

Selected Financial Information

Consolidated Statements of Operations

(in thousands except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Sales	$20,120	$16,600	$37,278	$29,443
Cost of sales	7,494	6,944	13,861	12,339

Gross margin	12,626	9,656	23,417	17,104

Operating expenses:
Research and development	2,875	3,095	5,708	6,343
Sales and marketing	9,618	7,715	18,508	14,046
General and administrative	1,739	1,454	3,744	2,979

Total operating expenses	14,232	12,264	27,960	23,368

Other income, net	309	118	682	103

Net loss	$(1,297)	$(2,490)	$(3,861)	$(6,161)

Basic and diluted net loss per share	$(0.09)	$(0.20)	$(0.27)	$(0.51)

Weighted average common shares used in computing net loss per share	14,268	12,623	14,237	12,001

Condensed Consolidated Balance Sheets

(in thousands) (unaudited)

	June 30, 2003	December 31, 2002
Cash and cash equivalents	$13,346	$26,381
Short-term investment securities	37,932	10,019
Accounts receivable, net	16,954	20,101
Inventories	13,638	11,787
Prepaid expenses and other current assets	1,703	1,339

Total current assets	83,573	69,627

Property and equipment, net	5,610	6,092
Investment securities	12,855	29,421
Other assets	769	737

Total assets	$102,807	$105,877

Accounts payable	$2,039	$4,310
Accrued expenses	6,051	5,404
Current portion of long-term obligations	158	136

Deferred revenue	3,303	3,072

Total current liabilities	11,551	12,922
Deferred rent	288	253
Long-term obligations, less current portion	—	88

Total liabilities	11,839	13,263
Shareholders’ equity:
Common stock and additional paid-in capital	178,641	177,149
Accumulated deficit	(89,493)	(85,632)
Accumulated other comprehensive income	1,820	1,097

Total shareholders’ equity	90,968	92,614

Total liabilities and shareholders’ equity	$102,807	$105,877